September 25, 2006

Sumner M. Redstone

c/o Viacom Inc.

1515 Broadway

New York, New York 10036

Dear Mr. Redstone:

Reference is made to your employment agreement with Viacom Inc., a Delaware corporation previously known as New Viacom Corp. (“Viacom” or the “Company”), dated December 29, 2005 (your “Employment Agreement”). This letter expresses our agreement concerning the amendment of your Employment Agreement. Capitalized terms used in this letter without definition have the meanings assigned to them in the Employment Agreement, except that references in the Employment Agreement to “New Viacom” will be understood as references to the Company.

1.        Salary. Effective January 1, 2007, paragraph 2(a) of your Employment Agreement is amended in its entirety to read as follows:

“For all services rendered by you in any capacity hereunder, Viacom will pay you base salary at the rate of One Million Dollars ($1,000,000) per annum. The Compensation Committee will review your salary at least annually and may increase (but not decrease, including as it may be increased from time to time) the same. The result of each such annual review shall be reported to you by the Compensation Committee promptly after it occurs. The amount of annual base salary actually paid to you will be reduced to the extent you elect to defer such salary under the terms of any deferred compensation or savings plan or arrangement maintained or established by the Company. Your annual base salary payable hereunder, without reduction for any amounts deferred as described in the preceding sentence, is referred to herein as the “Salary”. Viacom shall pay the portion of the Salary not deferred at your election in accordance with its generally applicable payroll practices for senior executives, but not less frequently than in equal monthly installments.”

2.            Deferred Compensation. Effective January 1, 2007, you will cease to earn annual awards of Deferred Compensation as were provided for under paragraph 2(b) of your Employment Agreement (“Annual Deferred Compensation”), and no further amounts of Annual Deferred Compensation will be credited on your behalf. Additional provisions relating to your Deferred Compensation Account (as defined below) are set forth at paragraph 6 of this letter.

Sumner M. Redstone
September 25, 2006

3.            Bonus Compensation. Effective January 1, 2007, paragraph 2(c)(iii) of your Employment is amended in its entirety to read as follows:

“In addition to your Salary, you shall be eligible to earn an annual bonus for each calendar year starting 2007 and continuing through 2011, determined and payable as follows (the “Bonus”). Your target bonus for each calendar year shall be Three Million Five Hundred Thousand Dollars ($3,500,000); provided that the Compensation Committee will review your target bonus at least annually and may increase (but not decrease, including as it may be increased from time to time) the same. The result of each such annual review shall be reported to you by the Compensation Committee promptly after it occurs. Your target bonus, as it may be so increased from time to time, is referred to herein as the “Target Bonus”. As the actual amount payable to you as Bonus will be dependent upon the achievement of performance goal(s) referred to in paragraph 2(c)(i), your actual Bonus may be less than, greater than or equal to the Target Bonus. In no event, however, will your Bonus for any calendar year be greater than two (2) times the Target Bonus.”

4.            Long-Term Incentive Compensation: Annual Award of Stock Options. A new paragraph 2(d)(iii) is added to your Employment Agreement as follows:

“(iii)      Beginning with 2007 and continuing through 2011, you will receive an annual award of stock options with a value, determined under FAS 123(R) in the same manner as used for the Company’s financial statements, of Three Million Dollars ($3,000,000). Each award of stock options will have a per share exercise price equal to the closing price of Viacom’s Class B Common Stock (the “Shares”) on the New York Stock Exchange on the date of grant and will vest in four equal annual installments on the first four anniversaries of the grant date assuming that your employment with Viacom continues through the relevant vesting date (but subject to accelerated vesting if your employment terminates by reason of your death or incapacity or if your employment is terminated by the Company other than in a Termination for Cause (as defined in the LTMIP)). Each annual award of stock options pursuant to this paragraph 2(d)(iii) will be made to you at the same time that Viacom awards stock options to its other senior executives, but no later than May 1 of each calendar year. Except as otherwise provided herein, your stock options will have exercisability, expiration and other terms and conditions that conform to Viacom’s standard practices for stock options awarded to senior executives and that are no less favorable to you than the terms applicable to any other senior executive of Viacom awarded stock options at the same time.”

5.            Long-Term Incentive Compensation: Performance Share Units. A new paragraph 2(d)(iv) is added to your Employment Agreement as follows:

“(iv)      Beginning with calendar year 2007 and continuing through 2011, you will also receive an annual award of performance share units (“PSUs”) under the LTMIP. PSUs are notional units of measurement and represent the right to receive a number of Shares determined on the basis of the performance of the Shares in comparison to the

Sumner M. Redstone
September 25, 2006

performance of the common stock of companies comprising the Standard & Poor’s 500 Composite Index (the “S&P 500”) (as adjusted as described below), on the terms and conditions set forth in this Agreement.

(1)          Awards of PSUs will be made to you as of January 1 of each year 2007 through 2011, inclusive (each a “Grant Date”), with the first award being made as of January 1, 2007. (You will not receive an award of PSUs with respect to 2006.) The target amount of Shares for each annual award of PSUs (the “Target Award”) will be determined by dividing Three Million Dollars ($3,000,000) by the average closing price of the Shares on the New York Stock Exchange (or other principal stock exchange on which the Shares are then listed) for the 10 trading days prior to the Grant Date, rounded up to the nearest whole Share. The date as of which the number of Shares to be received under each award shall be computed (that award’s “Determination Date”) will be the December 31 immediately preceding the third anniversary of the Grant Date (including for awards the third anniversary of whose Grant Date will occur after the end of the Employment Term), provided, however, that in the event your employment with Viacom terminates in a Qualifying Termination (as defined below) prior to the third anniversary of the Grant Date of an award of PSUs, the Determination Date for such award will be the effective date of your termination of employment. (By way of illustration, except in the case of a Qualifying Termination the Determination Date for your award of PSUs for 2007 will be December 31, 2009.) Each award of PSUs will be forfeited in full, and no Shares will be delivered to you in connection therewith, if your employment with Viacom terminates before the Determination Date for the award for any reason other than a Qualifying Termination.

(2)          Valuation of PSUs. As of the Determination Date for an award of PSUs, the TSR (as defined below) of the Shares over the relevant Measurement Period (as defined below) will be measured against the TSR of the common stock of the companies comprising the Reference Group (as defined below) over the same Measurement Period. Subject to paragraph 2(d)(iv)(3), the percentile ranking of the TSR of the Shares as compared to the companies comprising the Reference Group will be used to calculate the number of Shares that you will receive, in accordance with the following schedule (the “Schedule”).

Sumner M. Redstone
September 25, 2006

Schedule
• If Viacom achieves less than the 25th percentile TSR, the award of PSUs will be forfeited
• If Viacom achieves the 25th percentile TSR, the number of Shares to be delivered under the award will be 25% of the Target Award
• If Viacom achieves the 50th percentile TSR, the number of Shares to be delivered under the award will be 100% of the Target Award

•             If Viacom achieves the 100th percentile TSR (that is, if it is the first ranked company in the Reference Group for TSR), the number of Shares to be delivered under the award will be 300% of the Target Award

For Viacom achievement at intermediate points between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of Shares to be delivered will be interpolated between the respective Shares delivered at such percentiles. For example, if Viacom were to achieve the 70th percentile TSR, the number of Shares to be delivered would be 180% of the Target Award.

(3)          EPS Valuation Rule. Notwithstanding the valuation principles set forth in paragraph 2(d)(iv)(2), if, for the Measurement Period for any award of PSUs, (x) Viacom achieves less than the 50th percentile TSR, and (y) its earnings per share (“EPS”) exceed a hurdle specified by the Compensation Committee, then the number of Shares to be delivered under the award will equal the arithmetic average of the Target Award and the number of Shares that would be received under the award pursuant to the Schedule, rounded up to the nearest whole Share. The EPS hurdle in respect of an award of PSUs will be established and approved by the Compensation Committee no later than September 30 of the year in which occurs the Grant Date of such PSUs, will consider, in a manner determined by the Compensation Committee, earnings throughout the Measurement Period and not just the earnings for a limited part of the Measurement Period (considering, for example and not by way of limitation, trends in the earnings over the Measurement Period, or cumulative earnings during the Measurement Period, rather than, for example, considering only the earnings for a single year of the Measurement Period) and will be consistent with the strategic plan for the Company approved by the Board.

Sumner M. Redstone
September 25, 2006

(4)          Shares delivered in settlement of a PSU award will be delivered as follows:

a.            If Viacom achieves at least the 50th percentile TSR, Shares will be delivered no later than four (4) weeks following the Determination Date for such award; and

b.            If Viacom does not achieve at least the 50th percentile TSR, (I) a number of shares determined pursuant to the Schedule will be delivered no later than four (4) weeks following the Determination Date and (II) any incremental Shares to which you are entitled by virtue of paragraph 2(d)(iv)(3) will be delivered on the second business day following the delivery of Viacom’s audited financial statements in respect of the last year of the applicable Measurement Period (so that it can be determined whether or not Viacom attained the EPS hurdle in respect of such award).

All Shares delivered in settlement of PSUs shall be fully vested and non-forfeitable and registered on Form S-8 or a different registration statement of similar import. You may elect to satisfy required tax withholding in respect of the delivery of such Shares by having Viacom withhold from such delivery Shares having a fair market value equal to the amount of such required withholding.

(5)          Definitions. For purposes of this paragraph 2(d)(iv), the following definitions shall apply:

a.            The “Measurement Period” for your awards of PSUs will be determined as follows: (I) the Measurement Period for your award of PSUs for 2007 will begin on September 8, 2006 and end on December 31, 2009; (II) the Measurement Period for your award of PSUs for 2008 will begin on September 8, 2006 and end on December 31, 2010; and (III) the Measurement Period for your award of PSUs for 2009 and subsequent years will begin on the Grant Date for the Award (which shall always be January 1) and end on the December 31 immediately prior to the third anniversary of the Grant Date; provided, however, that if your employment with Viacom terminates in a Qualifying Termination, the Measurement Period (X) for your then-outstanding awards of PSUs for 2007 and 2008 will be the period beginning on September 8, 2006 and ending on the effective date of your Qualifying Termination and (Y) for each of your other then-outstanding awards of PSUs will be the period beginning on the later of (a) September 8, 2006 and (b) the date that is three years before the effective date of your Qualifying Termination and ending in either case on the effective date of your Qualifying Termination.

By way of illustration: if you were to experience a Qualifying Termination on June 30, 2009, you would have outstanding PSU awards for 2007, 2008

Sumner M. Redstone
September 25, 2006

and 2009, and the Measurement Period for each such award would be the period from September 8, 2006 through June 30, 2009. If you were to experience a Qualifying Termination on March 1, 2011, you would have outstanding PSU awards for 2009, 2010 and 2011 (your awards for 2007 and 2008 would previously have been valued and settled), and the Measurement Period for each such award would be the period from March 1, 2008 through March 1, 2011.

b.            Your employment with Viacom will be considered to have terminated in a “Qualifying Termination” if your employment terminates by reason of your death or your incapacity or if your employment is terminated by the Company other than in a Termination for Cause (as defined in the LTMIP).

c.            “Reference Group” means, with respect to any award of PSUs, all companies whose common stock is included in the S&P 500 at the start of the Measurement Period for that award (other than (I) companies that cease to be included in the S&P 500 during the Measurement Period solely due to merger, acquisition, liquidation or similar events changing the identity and nature of the company and (II) companies that cease to be included in the S&P 500 other than on account of events described in the preceding clause (I) and which also cease to have common stock publicly traded on an exchange or on a recognized market system or the over-the-counter market).

d.            “TSR” means for the Shares and for the common stock of each company in the Reference Group, the percentage change in value (positive or negative) over the relevant Measurement Period as measured by dividing (i) the sum of (A) each company's cumulative value of dividends and other distributions in respect of its common stock for the Measurement Period, assuming dividend reinvestment, and (B) the difference (positive or negative) between each company's common stock price on the first and last day of the Measurement Period (calculated on the basis of the average closing prices over the 20-day trading period immediately prior to the first day of the Measurement Period (except that in the case of the PSU awards for 2007 and 2008, the closing price on September 8, 2006, rather a 20-day average, will be used) and the average closing prices over the 20-day trading period immediately prior to the relevant Determination Date, in each case, as reported by Bloomberg L.P. (or such other reporting service that the Compensation Committee may designate from time to time)); by (ii) the common stock price on the first day of the Measurement Period, calculated on the basis described above. Appropriate and equitable adjustments will be made to account for stock splits and reverse stock splits. TSR will be determined by the

Sumner M. Redstone
September 25, 2006

Compensation Committee in a manner consistent with this definition. For purposes of computing TSR, if a company has more than one class of common stock outstanding then only the class that is included in the S&P 500 shall be taken into account, and if there is more than one such class the company’s TSR shall be computed using the aggregate values of and distributions on all such classes.

(6)          Other Terms and Conditions. Viacom’s PSU program is currently under development and review by the Compensation Committee and may be made available to other senior executives of the Company. You acknowledge and agree that the program as definitively approved by the Compensation Committee may include terms and conditions in addition to those set forth in this Agreement, and that such terms and conditions will apply to PSUs awarded to you pursuant to this Agreement. You will participate in the discussions leading to finalization of the program, and the definitive terms and conditions approved by the Compensation Committee will be no less favorable to you than to the Company’s other senior executives. Notwithstanding the above, no such new terms and conditions will apply to you, without your written consent, to the extent they would make the payout in respect of your PSUs more difficult to attain or reduce the amount attainable thereof pursuant to the terms of this paragraph 2(d)(iv).

(7)          No Awards Following Termination of Employment. For the avoidance of doubt, it is noted that you will not be entitled to any annual awards of stock options or of PSUs following termination of your employment with Viacom for any reason.”

6.	Valuation of Deferred Compensation Account.

(a)          As of September 19, 2006, the amount credited to the bookkeeping account maintained on your behalf with respect to the Deferred Compensation provided under paragraph 2(b) of your Employment Agreement (the “Deferred Compensation Account”) was $9,388,990.11. Following the close of the market on the third trading day after the Company’s public announcement of the arrangements set forth in this letter (such third trading day being the “Exchange Date”), 100% of your Deferred Compensation Account, determined as of the close of business on the Exchange Date, will be valued as though it were invested in appreciation rights (“Option Equivalents”) on the following terms and conditions:

(i)           Each Option Equivalent will correspond to one Share and, when notionally exercised, will result in a credit to your Deferred Compensation Account equal to the positive difference, if any, between the closing price of the Shares on the New York Stock Exchange on the date of such notional exercise and the exercise price of the Option Equivalent. The exercise price of the Option Equivalents will be the closing price of the Shares on the New York Stock Exchange on the Exchange Date. Option Equivalents will enable you to realize value only to the extent that, on the date of your notional exercise, the closing price of the Shares is greater than the exercise price of the

Sumner M. Redstone
September 25, 2006

Option Equivalents. There is no guarantee that you will ultimately be able to realize any value from the Option Equivalents, as there can be no guarantee concerning the future trading price of the Shares.

(ii)          The Option Equivalents that will be credited to your Deferred Compensation Account on the Exchange Date will have an aggregate value, determined under FAS 123(R) in the same manner used for valuing employee stock options for purposes of the Company’s financial statements, as the balance of your Deferred Compensation Account at the close of business on the Exchange Date.

(iii)        The Option Equivalents will vest and become exercisable on a notional basis in four equal annual installments on the first four anniversaries of the Exchange Date assuming that your employment with Viacom continues through the relevant vesting date (but subject to accelerated vesting if your employment terminates by reason of your death or incapacity or if your employment is terminated by the Company other than in a Termination for Cause (as defined in the LTMIP)) and will have a term of eight years from the Exchange Date (subject to earlier termination in accordance with the terms and conditions applicable generally to stock options granted under the LTMIP to the Company’s senior executives). You may notionally exercise any or all of the Option Equivalents that have vested at any time prior to their expiration, subject to the Company’s policies on employee trading in Viacom securities. Any notional exercise of Option Equivalents must be made in accordance with procedures established by the Company from time to time, including any requirements concerning the form and timing of notice of exercise and pre-clearance. The Company’s procedures concerning notional exercise of Option Equivalents will, to the extent practicable, be consistent with its procedures concerning exercise of stock options by senior executives.

(b)          Upon notional exercise of any Option Equivalents, you will be given the opportunity to allocate the amount credited to your Deferred Compensation Account as a result of such exercise so that it will track the performance of one or several of the investment alternatives that is then available under the Viacom 401(k) Plan, and the Deferred Compensation Account shall thereafter periodically be credited (or debited) with deemed positive (or negative) return based on the performance of the investment alternative(s) that you select, in the manner provided for in paragraph 2(b) of your Employment Agreement.

(c)          As provided in paragraph 2 of this letter, starting January 1, 2007 you will not accrue any additional Deferred Compensation. Deferred Compensation that you earn pursuant to your Employment Agreement between the Exchange Date and December 31, 2006 will continue to be credited, and to earn notional return, as provided in paragraph 2(b) of your Employment Agreement.

(d)          This Agreement does not modify the schedule for distribution of your Deferred Compensation Account. Distribution will be made as provided in paragraph 2(b) of your Employment Agreement; provided, however, that such distribution schedule may be amended as irrevocably elected by you in such manner as does not cause an acceleration of

Sumner M. Redstone
September 25, 2006

taxation, or imposition of interest and penalties, under Section 409A or any other provision of the Internal Revenue Code; and provided, further, that any distribution schedule that you so elect may not provide for distributions to begin earlier than the fifth anniversary of the Exchange Date (subject to earlier distribution in the event of your death).

7.            Employment Agreement Remains in Effect. Except as expressly provided for herein, your Employment Agreement continues in full force and effect in accordance with its terms.

If the foregoing correctly sets forth our understanding, please sign, date and return this letter and return it to the undersigned for execution on behalf of Viacom; after this letter has been executed by Viacom and a fully executed copy returned to you, it shall constitute a binding agreement between us.

VIACOM INC.

By:	/s/ Michael D. Fricklas
	Name:	Michael D. Fricklas
	Title:	Executive Vice President, General Counsel and Secretary

ACCEPTED AND AGREED:

/s/ Sumner M. Redstone
Sumner M. Redstone